As filed with the Securities and Exchange Commission on March 8, 2002
                                                         File No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             OPTIONS TALENT GROUP
     ----------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            NEVADA                                         56-1051491
            ---------                                      ----------
   (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                    Identification No.)


                            CONSULTING AGREEMENT WITH
                               MARK O. VAN WAGONER

                                       and

                            CONSULTING AGREEMENT WITH
                                  D. MARK WHITE

     ----------------------------------------------------------------------
                            (Full title of the plan)


       Nevada Agency & Trust Company, 50 West Liberty Street, Suite #880
                                 Reno, NV 89501
                     (Name and Address of Agent for Service)

                                  (775) 322 0626
                                  --------------
         (Telephone number including area code, of agent for service)

                                 with a copy to:

                                Mark Tolner, Esq.
                              Options Talent Group
                              9000 Sunset Blvd., PH
                              Los Angeles, CA 90069
                                  310-858-2653

                         CALCULATION OF REGISTRATION FEE

                                               Proposed    Proposed
                                               Maximum      Maximum
Title of Securities           Amount of       Offering     Aggregate   Amount
to be Registered             Shares to be     Price Per    Offering    of Reg.
                             Registered(1)      Share       Price       Fee
-------------------------    ------------    ----------    ---------  -------
$.001 par value Common          400,000      $0.0625 (2)   $ 25,000   $ 5.97
  Stock
$001 par value Common         4,000,000      $0.0800 (3)   $320,000   $76.48
  Stock

         Totals               4,400,000      $0.0784       $345,000   $82.45
--------------------------------------------------------------------------------

Total No. of pages: 28                          Exhibit Index on Page 13


(1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of Shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Based upon the average closing prices of the Company's Common Stock in over-the-counter trading on the five trading days immediately preceding January 7, 2002, the date of the consulting agreement with Mr. Van Wagoner.

(3)  Based  upon  the  closing   price  of  the   Company's   Common   Stock  in
     over-the-counter trading on the day immediately preceding January 16, 2002, the date of the consulting agreement with Mr. White.

                                   PROSPECTUS



                              OPTIONS TALENT GROUP
                              9000 SUNSET BLVD., PH
                              LOS ANGELES, CA 90069
                                 (310) 858-2653

                       (4,400,000 SHARES OF COMMON STOCK)


This Prospectus relates to the offer and sale by OPTIONS TALENT GROUP, a Nevada Corporation ("the Company") of shares of its $0.001 par value common stock (the "Common Stock) to a certain legal consultant of the Company and a certain financial consultant to the Company (the "Consultants") pursuant to agreements entered into between the Company and the Consultants. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefor to the Consultants 4,400,000 shares of the Common Stock in consideration for consulting services rendered under the agreements.

      The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the Consultant who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I(b) of the Exchange Act (See General Information --- Restrictions on Resale).

The Common Stock is Listed on the OTC bulletin board.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is March 6, 2002

      This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities
Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The
Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

      A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written request. Requests should be addressed to: Options Talent Group, 9000 Sunset Blvd., PH, Los Angeles, CA 90069.

      The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies my be obtained at the prescribed rates. In addition the Common Stock is quoted on the a automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington DC 20549.

      No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation

      Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS


PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS                      6

ITEM 1. PLAN INFORMATION                                                  6

GENERAL INFORMATION                                                       6
The Company                                                               6
Purpose                                                                   6
Common Stock                                                              6
The Consultants                                                           6
No Restrictions on Transfer                                               6
Restrictions on Resales                                                   7

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION              7

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION       7
Legal Opinion and Experts                                                 8
Indemnification of Officers and Directors                                 8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                        8

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE                          8

ITEM 4.  DESCRIPTION OF SECURITIES                                        9

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL                           9

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS                        9

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED                              9

ITEM 8.  EXHIBITS                                                        10

ITEM 9.  UNDERTAKINGS                                                    10

EXHIBIT INDEX                                                            13

                                     PART 1

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information

GENERAL INFORMATION

The Company
-----------

     The Company has its principal offices at 9000 Sunset Blvd., PH, Los Angeles, CA 90067, telephone (310) 858-2653.

Purposes
--------

     The Common Stock will be issued by the Company pursuant to an agreement entered into between the legal and financial Consultants and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreements are intended to provide a method whereby the Company may be assisted by the continued involvement of the legal and financial Consultants in the Company's business developments, thereby advancing the interests of the Company and all of its shareholders. A copy of the agreements have been filed as exhibits to this Registration Statement.

Common Stock
------------

     The Board has authorized the issuance of up to 4,400,000 shares of the Common stock to the legal and financial Consultants upon effectiveness of this Registration Statement.

The Consultants
--------------

     The legal Consultant has agreed to provide its expertise and advice to the Company on a non-exclusive basis for the purpose of assisting the Company as outside counsel in its development of business Worldwide and by serving to supplement the efforts of its director/attorneys.

     The financial Consultant has agreed to provide its expertise and advice to the Company on a non-exclusive basis for the purpose of assisting the Company in investor relations, research reports, listings on the American Stock Exchange and the Frankfurt Stock Exchange and preparation of news releases.

No Restrictions on Transfer
---------------------------

     The legal Consultant and the financial Consultant will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Restrictions of Resales
-----------------------

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.



         DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

     The Company hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended February 28, 2001, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (10-QSB)filed under the Securities or Exchange Act subsequent to any filed form 10-K (or 10-KSB), as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.


Item 2.     Registrant Information and Employee Plan Annual Information

      A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written request. Requests should be addressed to: Options Talent Group, 9000 Sunset Blvd., PH, Los Angeles, CA 90067.

Legal Opinions and Experts
--------------------------

     Alexabder H. Walker III rendered an opinion on the validity of the securities being registered. Mr. Walker is an Attorney at Law.

     The financial statements of Options Talent Group (formerly Sector Communications, Inc.) incorporated by reference in the Company's Annual Report (Form 10-KSB) for the period ended February 28, 2001, have been audited by Merdinger, Fruchter, Rosen and Corso, P.C., Certified Public Accountants, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors
- -----------------------------------------

     Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

     Registrant  hereby  states that (i) all  documents set forth in (a) through
(c), below, are incorporated by reference in this  registration  statement,  and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     (a) Registrant's latest Annual Report, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

     (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item 4.     Description of Securities

     No description of the class of securities (i.e., the $.001 par value Common Stock) is required under this item because the common Stock is registered under
Section 12 of the Exchange Act.


Item 5.     Interests of Named Experts and Counsel

     Mr. Walker, who is rendering the legal opinion for this registration, will not benefit from the registration of shares under the terms of the consulting agreement.


Item 6.     Indemnification of Directors and Officers

     The Company's by-laws, in accordance with Nevada law Corporate Law, provide that the Company may indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Company's request as a Director or Officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or any such body corporate and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer of the Company or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the Company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Nevada Revised Statutes Chapter 78.7502 and 78.751 provide for indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company may purchase and maintain insurance for the benefit of its Directors and Officers as such, as the Board of directors may from time to time determine.


Item 7.     Exemption from Registration Claimed

      Not Applicable.

Item 8.     Exhibits

     (a) The  following  exhibits  are  filed as part of this  S-8  registration
statement   pursuant  to  Item  601  of  Regulation  S-B  and  are  specifically incorporated herein by this reference:

Exhibit No.           Title
- ----------            -----
 4.                   Not Applicable

 5. Opinion of Alexander H. Walker III, regarding the legality of the securities registered.

10.1                  Consulting Agreement with Mark O. Van Wagoner.

10.2                  Consulting Agreement with D. Mark White.

15.                   Not Required

23.1 Consent of Alexander H. Walker III, special counsel to registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to it in the Prospectus filed as a part hereof.

23.2 Consent of Merdinger, Fruchter, Rosen & Corso, P.C., Certified Public Accountants

27.                   Not Required

28.                   Not Required

29.                   Not Required

Item 9.     Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

          (iii)include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
          Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a)of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Los Angeles, state of California on this 7th day of March, 2002.


                                    OPTIONS TALENT GROUP
                                    (Registrant)

                                     /s/ Mohamed Hadid
                                 By: ------------------------
                                     Mohamed Hadid, Chairman



      Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:

      Signatures                    Title                   Date


/s/ Mohamed Hadid              Secretary                 March 7, 2002
-----------------
    Mohamed Hadid


/s/ Mark Tolner                President/Director        March 7, 2002
----------------------
    Mark Tolner

                         FORM S-8 REGISTRATION STATEMENT

                                  EXHIBIT INDEX

      The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:


Exhibit Number
In Registration
Statement          Descriptions                               Numbered Page
-----------------------------------------------------------------------------

 5.            Opinion of Counsel                                   14

10.1           Consulting Agreement with Mark O. Van Wagoner        16

10.2           Consulting Agreement with D. Mark White              21

23.1           Consent of Alexander H. Walker III                   27

23.2           Consent of Merdinger, Fruchter, Rosen & Corso, P.C.  28